Exhibit 10(w)
AGREEMENT TO JOIN IN THE FILING OF
CONSOLIDATED FEDERAL INCOME TAX RETURNS
     This agreement (the “Agreement”) is made and entered into this 27 day of February, 2001, between LNB Bancorp, Inc. (the “Holding Company”), and The Lorain National Bank and Charleston Insurance Agency, Inc. (the “Subsidiaries”).
     WITNESSETH:
     WHEREAS, the Holding Company is the owner of 80% or more of the outstanding shares of stock of these Subsidiaries and may, therefore, include the income and expense of the Subsidiaries in the Holding Company’s consolidated Federal income tax returns; and
     WHEREAS, the parties desire to set forth their agreement as to the filing of such returns and the payment of the related consolidated Federal income tax liability;
     NOW, THEREFORE, in consideration of the initial agreements herein set forth, the parties hereto do hereby agree as follows:
     1. Filing and Preparation of Future Returns. The Subsidiaries agree to consent to joining with the Holding Company and its consolidated subsidiaries in the filing of consolidated Federal income tax returns for the taxable year ending December 31, 2001 and each taxable year thereafter in accordance with applicable income tax laws and regulations. The Holding Company agrees that it will prepare and file in a timely manner all Federal and other income tax returns required to be filed on behalf of the Holding Company and its consolidated subsidiaries, including the Subsidiaries, and will pay the taxes shown to be due thereon.
     2. Estimated Payments. For the taxable year ending December 31, 2001 and each taxable year thereafter, the parties shall cause to be prepared, on the Subsidiaries’ tax basis of accounting, a computation of the minimum estimated quarterly income tax payments which would be required to be paid by the Subsidiaries if it were to report its income and expenses to the Internal Revenue Service as a separate entity and avoid the imposition of an addition to its tax for underpayment of estimated income tax payments. The Subsidiary shall pay to the Holding Company an amount equal to each such estimated income tax payment on the date on which the Subsidiaries would have been required to make such estimated income tax payment if it were reporting to the Internal Revenue Service as a separate entity. Such payments shall be made to the Holding Company irrespective of whether or not the Holding Company shall have any liability for estimated income tax payments with respect to any such period.
3.	Year End Taxes
a.	For the taxable year ending December 31, 2001 and every taxable year thereafter, the parties shall cause to be prepared, on the Subsidiaries’ tax basis of accounting, a computation of the Federal income tax liability for such year of the Subsidiaries as if the Subsidiaries were reporting its income and expenses to the Internal Revenue Service as a separate entity.

b.	The Subsidiaries shall pay to the Holding Company an amount equal to the income tax liability computed under paragraph 3(a) above, reduced by the amount of any credits attributable to the assets or operations of the Subsidiaries and further reduced by the amount of any estimated tax payments made to the Holding Company under the provisions of paragraph 2 above.

c.	In the event the computation of the Subsidiaries’ income tax liability under paragraph 3(a) above shall reflect that the Subsidiaries incurred a loss for any year, and that the Subsidiaries would have been due a Federal income tax refund as a result of certain loss carry-back provisions of the Internal Revenue Code, then the Holding Company shall pay to the Subsidiaries an amount equal to such hypothetical income tax refund plus the amount of any estimated tax payments for such year made by the Subsidiaries to the Holding Company; provided, however, in no event shall the Holding Company be required to make any payment hereunder in excess of the aggregate of all payments made by the Subsidiaries to the Holding Company under paragraphs 2 and 3(a) hereof.

d.	Payments required under paragraph 3(b) or paragraph 3(c) above shall be made on the date on which the Subsidiaries would have been required to make a final income tax payment with respect to such year on the assumption that the Subsidiaries would have had income tax liability for such year.
4.	Other Income Taxes. In the event there shall be imposed on the Subsidiaries any state or local tax based on net income to which the principles of consolidated income taxation such as those presently in effect under Federal income tax rules may be applied and practical, the Subsidiary and the Holding Company agree that the above agreements shall also be applicable with respect to such state or local income taxes.

     5. Deferred Taxes. The Subsidiaries will not transfer to the Holding Company it’s deferred tax liabilities along with the cash or earning assets to pay these liabilities, prior to the reversal of the timing differences generating the deferrals.
     6. Termination. This Agreement shall continue in effect until terminated by mutual agreement of the parties and supersedes any and all prior agreements, written or oral, concerning the subject matter thereof.
     7. Amendment. This Agreement is intended to comply with all rules and regulations pertaining to Financial Holding Companies and related Subsidiaries and in the event the Federal Reserve Board or other regulatory agency shall promulgate rules and regulations that affect this Agreement, then this Agreement shall automatically be amended to conform to such rules and regulations and such amendments shall be submitted to the respective boards for ratification.
     IN WITNESS WHEREOF, we have executed this Agreement this 27th day of February 2001.

FOR: LNB BANCORP, INC.

BY:	/s/ Gary C. Smith

Gary C. Smith
President and
Chief Executive Officer

FOR: THE LORAIN NATIONAL BANK

BY:	/s/ Thomas P. Ryan

Thomas P. Ryan
Executive Vice President

FOR: CHARLESTON INSURANCE AGENCY, INC.

BY:	/s/ Thomas P. Ryan

Thomas P. Ryan
President and
Chief Executive Officer